Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Omega Healthcare Investors, Inc. Registration Statement (Form S-8, No. 333-189144; Form S-8, No. 333-117656; Form S-3, No. 333-187037; Form S-4, No. 333-201359 and Form S-8, No. 333-203189) of our reports dated February 26, 2015 with respect to the consolidated financial statements and schedules of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership, and the effectiveness of internal control over financial reporting of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership for the year ended December 31, 2014, included in this Current Report (Form 8-K) of Omega Healthcare Investors, Inc. dated April 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Chicago, Illinois
April 2, 2015